EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D and any amendments thereto relating to shares of the common stock, par value $0.001 per share, of Inseego Corp, a company incorporated under the laws of Delaware.

This Joint Filing Agreement shall be included as an Exhibit to such joint filing, and may be executed in any number of counterparts all of which together shall constitute one and the same instrument. In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Joint Filing Agreement.

Dated: November 14, 2024

NORTH SOUND TRADING, LP

By: North Sound Management, Inc., its
general partner

By:	/s/ Brian Miller
	Name:	Brian Miller
	Title:	President

NORTH SOUND MANAGEMENT, INC.

By:	/s/ Brian Miller
	Name:	Brian Miller
	Title:	President

/s/ Brian Miller
Brian Miller